Exhibit 10.17

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

Lease
4/2009

between

Karl Sipmeier
Fliederstraße 1
93342 Saal an der Donau
(Steuer-Nr. 126/274/70167)
-Owner

and

Company Syntacoll GmbH
represented by Dr. Alexandra Dietrich
Donaustraße 24
93342 Saal an der Donau
-Tenant-

Preamble

The landlord is the owner of the land shown in Appendix A1 Donaustraße 24, 93342 Saal an der Donau, FLNR. 990 presented in registry of real estate for Kelheim district Saal an der Donau, volume 64, sheet 2386.

The land including the buildings thereon is rented to the tenant on the basis of the lease contract from 07.08.1991 including the amendments from 08.15.1992 and 26.04.2001.

On the occasion of the establishment of a new production hall by the landlord as well as a boiler-house by the tenant on the said land the parties agree the following lease to clarify and standardize the contract:

Upon the effectiveness of this agreement the agreements made up to date are getting invalid.

§ 1 Lease object

1.	Lease object is the entire property of the landlord Donaustraße 24, 93342 Saal an der Donau district Saal, Ltd. Kelheim for Saal, FLNR . 990, Volume 64 , leaf 2386 including the buildings and facilities already constructed on this land and the new production hall to be erected by the landlord, the boiler-house and transformer station to be erected by the tenant:

- Office building with approximately 644 m²

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

- Two production halls with approximately 2.640 m²

- Boiler house with about 90 m² - 100 m²
- Transformer station with about 25 m²

as well as the shown park areas / car parking areas .

The said steam boiler house and the transformer station were built at the expense of the tenant on the rented plot. The tenant is the building owner and therefore responsible for the building permit and regulatory requirements.

Where necessary, the landlord will assist the tenant in respect of the granting of the building permit and as the land owner will fulfill his cooperation obligations for obtaining permission.

The land and the buildings as well as the parking areas are shown in Appendix A1, which is an integral part of this contract.

2.	Execution and the design of the buildings result from the building specifications annexed to this contract, which serve as the structural and technical description of the rental property at the same time.

Please note annex A2; this is an essential part of the contract.

3.	The tenant shall take over the rental object in the state, as being held in the handover protocol signed by both parties and as attached in another part of the contract in the annex A3 (a)

If additional buildings and / or facilities are going to be built, their state and condition is reviewed together after completion and confirmed in a protocol. This handover protocol has to be attached to this agreement as Annex A3 (b), it will also form an essential part of this contract.

§ 2 Lease purpose

1.	The lease is for the operation of a medical or pharmaceutical manufacturing company with all relevant fields of activity, in particular the production, storage, distribution of medical and pharmaceutical products as well as the management of the company.

2.	The tenant must report any material change / extension of the intended purpose of use during the duration of the contract in writing.

3.	The tenant has to fulfill regulatory requirements - as far as they have their basis in the operation of the tenant - at their own expense. If special requirements, permit requirements and changes of the building will be necessary because of tenant, the landlord will have them executed or run at the expense of the tenant.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

§ 3 lease , option , termination

1.	The tenancy under this agreement shall commence from 01.01.2009 with the handover of the proposed extension / construction of the production hall and the open space, to be built on by the tenant and of the boiler-house and will end ten years later. The beginning of the lease is in the transfer protocol system A3 ( a) held binding on the parties.

2.	The tenant has the right to extend the lease term by a simple written notice to the landlord twice for five years. The declaration must be received no later than six months before the expiration of the lease by the landlord.

3.	The lease can always be cancelled by the end of the - (based on the month-end ) rental period with a period of six months - possibly extended by option exercise .

4.	If no timely notice, it shall be extended for a further twelve months.

5.	The notice must always been made in writing to all parties on the opposite side. For its timeliness, it does not depend on the dispatch, but on the receipt of the letter of termination.

6.	The legal right of the parties to terminate the contract for good cause shall not be affected.

§ 4 Rent, related costs and operating costs

1.	The monthly rent is	€19,249.40
	plus rent for parking spaces and utility space	€580.50
	a total of	€19,829.90
	plus VAT, currently 19%	€3767.68
	thus a total of	€23,597.58

2.	Furthermore the tenant bears all additional and operating costs as listed in detail in Appendix A4, except for the property tax, fire insurance, windstorm and hail insurance and water damage insurance for the installed fittings built-in by the landlord (see § 9) as well as elementary insurance for the building. The landlord shall bear those costs.

As far as possible, the tenant will sign the corresponding contracts in each case directly with the respective public utility company (water, sewage, electricity, garbage disposal / waste management).

In addition, the landlord accounts for the related and operating costs annually until 31.12 of the calendar of the following year, taking into account the advance payments made by the tenant.

3.	The rent in the amount of € 23,597.58 is due for payment until the third business day of the calendar month in advance and has to be paid on the owner's account at the *** to at the expense of the tenant.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

The rent shall be guaranteed.

Basis is determined by the Federal Statistics Office consumer price index for Germany ( overall index ) based on 2005 = 100 points.

A change of this index by more than ten points higher than the level at the time of the contract, the rent shall change accordingly from the first day of the month following the publication of living index.

If less than 24 months have gone by since the recent revision, the change will not take effect until after the expiration of 24 months. Here the new index level is effective in the month in which more than ten points were reached.

The parties agree that a permit is not required for this value adjustment.

§ 5 Offset, retention and reduction rights

1.	The parties may settle claims under this rental agreement only with undisputed or legally established claims.

2.	A right of retention for other than monetary claims the parties may exercise, if this intention was announced in writing one month in advance.

3.	The right of the rent reduction remains unaffected.

§ 6 Maintenance of the leased property (cosmetic repairs, maintenance, repairs)

1.	The landlord has to maintain the rental property in the contractual condition.

2.	The tenant takes over execution of cosmetic repairs.

3.	The tenant takes over the maintenance and repair under the following conditions:

The tenant bears the cost of maintenance work up to an amount of € 1,750.00 in individual cases, if it is the repair of damage to portions of the leased premises that are exposed to direct or frequent access to the tenant.

This obligation is to pay the costs up to an annual total by a maximum of € 12,500.00

For repair work, the limitation is also up to an amount of € 1,750.00 in individual cases and up to an annual total in the amount of € 12,500.00.

An obligation to pay the costs is only in case the insurance of the landlord won’t pay these costs.

The tenant is also solely responsible for all operational facilities and installations, with which he has equipped the rental property at his own expense.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

4.	The obligation of the tenant to take over the maintenance costs, repairs or replacements in or to the property including the establishment and parts is limited to the interior part of the building. Repair and maintenance in particular includes preventive measures that keep the object in condition as per agreement, so it does not damage or decay on or in the building (maintenance, elimination of wear, etc.). Repair includes repair work when the object or equipment has become defective.

5.	Work on equipment and objects, particularly on technical installations for which the landlord is responsible and which affect the entire building must be carried out only after consultation with the owner.

§ 7 Duty to maintain safety

The lessee is taking over safety duties on the property and in the rented premises and the related areas. This also applies to the removal of snow and ice in the access area.

The tenant is also responsible for maintenance of the wastewater flaps on the west and east sides of the property, as shown on the site plan.

§ 8 Warranty and Liability

1.	The owner is liable for defects already existing before start of the contract only in the case of intent or gross negligence or if he has committed or pretended to the tenant the absence of defects.

2.	In addition, the liability of the landlord is limited to gross negligence and willful misconduct including the behavior of its representatives and agents for breach of other obligations according to § § 280 , 281 BGB. Thus, the landlord is liable only if the damage was caused intentionally or by gross negligence. Therefore, the landlord is not liable for damages caused by the tenant belonging to his goods, furnishing equipment, data, etc., of whatever nature, origin, duration and extent to which the effects are, unless that the landlord has caused the damage intentionally or gross negligence. This also applies to damage caused by moisture.

3.	The compensation for indirect damage, such as loss of profit, is limited to an annual gross rent. In case of electronic data and technical systems the tenant is advised to take precautions against brownouts or changes and take out electronics insurance.

4.	The above exclusions / limitations do not apply in the event of damages to life, health, etc., which are based on an intentional or negligent breach of duty by the landlord or a corresponding breach of duty by a legal representative or auxiliary person.

5.	The above exclusions / restrictions also do not apply to damages for which there is an insurance of the landlord.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

§ 9 Completion of insurance

The landlord completes only a fire insurance, windstorm / hail insurance and elementary insurance and a water damage insurance for the valves built by him into the building for the rental property. This applies only to the buildings build by the landlord.

The tenant is obliged to obtain for its commercial enterprise standard insurances, particularly public liability insurance each insured with adequate sums and has to maintain it during the contract term. The tenant is obliged to prove to the landlord the conclusion of such insurance upon request.

§ 10 Sublets, use to third parties

After the prior written consent of the landlord the tenant is entitled to sublet the rental or making them available for use to third parties.

In the event of an authorized and an unauthorized subletting the tenant will assign its claims against the tenant, including liens on the owner who accepts such assignment already. This applies only in the event that the tenant should fail to meet its payment obligations under this agreement.

§ 11 Termination of the lease / dismissal

1.	The tenant is obliged to return the rental property after termination of the lease in a cleared, well-swept and orderly condition.

2.	The tenant is entitled to take away furniture/constructions with which he has added to the building. The landlord can avert the exercise of the right of removal of the tenant by the payment of appropriate compensation, unless the tenant has a legitimate interest in the removal.

3.	In case the lease ends by dismissal of the landlord, the tenant is liable for the damage that the landlord may suffer that the spaces are empty or need to be rented to a lower rent after departure of the tenant. The liability lasts until the end of the agreed rental period, but for no more than two years after the eviction. Incidentally, the provision by law shall apply.

4.	If the Lessee has made structural changes, so he has to eliminate them at the request of the landlord and restore it in the original condition with all the requisite ancillary works - as in the beginning of the lease -. Otherwise, they are taken over without compensation by the landlord, this also applies to the built steam boiler house including its facilities and the transformer station built by the tenant.

5.	Tenants and landlords have to discuss in time so that agreements can be made before the eviction.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended. Confidential portions are marked: [ *** ]

§ 12 Advertising

The tenant is entitled to install at his expense property advertising and equipment, such as advertising, illuminated signs, illuminated images, signs, display cases, vending machines, etc.. The procurement of any regulatory approvals is the responsibility of the tenant, as well as the authorization to operate the advertising.

§ 13 Miscellaneous

1.	The tenant makes a deposit in the amount of € 120,000.00 in the form of an absolute unlimited guarantee of a major German bank. The guarantee instrument shall be supplied to the owner within a period of one month after conclusion of the contract in original.

2.	This Agreement contains all the agreed arrangements between the parties of the lease. There are no oral side agreements. Subsequent additions or modifications to this Agreement must be in writing. This also applies for a cancellation or a waiver of the aforementioned requirement of written form.

3.	If any provision of this Agreement shall not be effective in whole or in part void, invalid, void, or for any other reason, the validity of the remaining provisions shall not be affected.

If the aforementioned ineffectiveness is not the result of a breach of the rules relating to the inclusion of general business conditions in the contract § § 305 ff. BGB, the contracting parties agree to a provision that comes as close as possible to the purpose of the original agreement instead of the ineffective provision

4.	If a violation of the written form requirement exist or even come into consideration, the parties each agree to submit all required declarations and / or take actions to ensure that the writing deficiency will be remedied and to refrain until then to an early termination due to non-compliance in writing.

5.	A change in the legal form neither on the part of the tenant or on the part of the landlord has an effect on the content of this lease.

6.	If any provision of this contract be or become invalid, this applies not to the remaining contract, the parties make provisions in this case with respect to the content and economically to the intended purpose.

Saal a. d. Donau, 17. Dec. 2009	Saal a. d. Donau, 17. Dec. 2009

/s/ Karl Sipmeier	/s/ A. Dietrich

Karl Sipmeier	Syntacoll GmbH